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                                                                    Exhibit 99.1


AT THE COMPANY
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
FEBRUARY 28, 2001

            GOLF TRUST OF AMERICA, INC. ANNOUNCES BOARD OF DIRECTORS'
                   UNANIMOUS ADOPTION OF PLAN OF LIQUIDATION

CHARLESTON, SC, FEBRUARY 28, 2001 - Golf Trust of America (AMEX: GTA) announced today that the independent committee of the Board unanimously recommended and the Board of Directors unanimously adopted a plan of liquidation for the Company and its operating partnership. The plan is the result of a thorough review of strategic alternatives that commenced in February of 2000.

Following review by the Securities and Exchange Commission (SEC), the plan of liquidation will be submitted to a vote of GTA's common stockholders by means of a proxy statement and special meeting. In accordance with the SEC's requirements, GTA expects to file its preliminary proxy statement for SEC review concurrently with its annual report on Form 10-K. Those filings will be available for free on the SEC web site. Once the SEC review process is complete, GTA will mail a copy of the definitive proxy statement to its stockholders, together with instructions on voting procedures. Stockholders should read the proxy statement carefully when it is available because it will contain important information.

Management estimates that, if stockholders approve the plan, total liquidating distributions to common stockholders will fall within the range of $10.43 to $14.18 per share and will be paid within 12 to 24 months following stockholder approval. This estimated distribution range is based on numerous assumptions, notably including the sale prices of assets for which no definitive sale agreements or letters of intent are in place. Although management believes its assumptions are reasonable, the assumptions may prove to be inaccurate and the ultimate amount of liquidating distributions to stockholders may be reduced or delayed.


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In connection with the plan of liquidation, GTA has entered into a voting agreement with its sole preferred stockholder, AEW Targeted Securities Fund, L.P. Under the voting agreement, AEW has agreed, among other things, to vote in favor of the plan of liquidation. GTA has agreed, among other things, to redeem AEW's preferred stock at par as soon as practical following stockholder approval of the plan and repayment of the Company's credit facility and other creditors. GTA has further agreed that following any common dividend distribution for the second quarter of 2001, GTA will make no further regular common dividend distributions without AEW's consent until the preferred stock is redeemed.

Also, in connection with the plan of liquidation, GTA has entered into a purchase and sale agreement with an affiliate of its largest lessee, Legends, to sell to that affiliate the 12.5 (eighteen-hole equivalent) golf courses leased by Legends. Total consideration payable by Legends' affiliate is valued at $112.9 million, consisting of cash, redemption of Legends' operating partnership units and up to a $5 million secured promissory note from Legends. GTA has the right to terminate the sale if stockholders do not approve the plan of liquidation. GTA may accept superior offers for these golf courses (other than five Myrtle Beach courses) upon payment of a break-up fee to Legends. The sale is also subject to customary closing conditions. Legends is affiliated with Mr. Larry D. Young, one of the company's directors, who resigned from the Board upon the Board's approval of this transaction.

Additionally, the Company has 7.5 other golf courses under definitive sale agreements or non-binding letters of intent valued in the aggregate at $71.5 million. The Company can provide no assurances that these transactions will close as contemplated. Previously, the Company announced in January the sale of two Ohio golf courses for $10.65 million.

On February 15, 2001, GTA completed the sale of Persimmon Ridge, an 18-hole golf course located in Kentucky, for $5.2 million to Persimmon Ridge Golf Course, Inc., an affiliate of Persimmon Ridge Development Company. The sale terms include the termination of the Persimmon Ridge lease agreement between Golf Trust and Legends National Golf Management, LLC.

Commenting on the Company's proposed plan of liquidation, President and Chief Executive Officer, W. Bradley Blair, II, stated, "The Board of Directors has spent considerable time evaluating our alternatives during the past year. The Board has unanimously approved the plan of liquidation and the sale of golf courses to Legends and others and deems this to be in the best interests of our stockholders."

Reviewing the challenging environment currently faced by GTA and other golf course owners and operators, Mr. Blair added, "We believe our Company's performance has been adversely impacted by economic conditions that have affected the golf course industry, including the supply and demand imbalance, and limited availability of debt and equity capital. This business environment is particularly difficult for us since, as a REIT utilizing the triple-net lease structure, we do not have control over the operation of our assets. Unfortunately, we do not foresee a correction in these circumstances that would result in a more advantageous result for our stockholders than the proposed liquidation."


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In its review of strategic alternatives, GTA retained the services of Banc of
America Securities LLC and Houlihan Lokey Howard & Zukin, as financial advisors, each of which rendered fairness opinions to the Company regarding the Legends transaction or the plan of liquidation.

GTA has experienced lessee defaults over the past year and faces the risk of additional defaults in the future. As a REIT, GTA's ability to operate golf courses on its own following eviction of lessees is limited. The decline in GTA's operating income as a result of lessee defaults has also created problems for GTA under its senior credit agreements, which are currently in default.

Golf Trust of America, Inc. is a self-administered real estate investment trust involved in the ownership of high-quality golf courses in the United States. The Company currently owns an interest in 44 (eighteen-hole equivalent) golf courses.

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CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING
STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS INCLUDING GENERAL ECONOMIC CONDITIONS, WEAKNESSES IN THE MARKET FOR GOLF COURSE DISPOSITIONS, POTENTIAL UNAVAILABILITY OF EQUITY AND DEBT FINANCING TO PROSPECTIVE BUYERS OF THE COMPANY'S ASSETS, INTEREST RATES AND OTHER RISK FACTORS AS OUTLINED IN THE COMPANY'S SEC REPORTS.